Exhibit 99.1

Quotient Technology Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

Delivered Record Revenues and Financial Results Above Guidance

  Total revenue for Q4 2019: $118.5M, up 11% over Q4 2018
  Total revenue for FY 2019: $436.2M, up 13% over FY 2018

Generated $31.8 Million in Cash from Operations in 2019

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--February 12, 2020--Quotient Technology Inc. (NYSE: QUOT), the leading digital promotions, media and analytics company for CPG and retail marketing, today reported financial results for the fourth quarter and full year ended December 31, 2019.

“I couldn’t be more pleased with how we ended the year, as we continued to grow our core business, deliver new products and expand our network. Over the last six months, we’ve strengthened our leadership team and established key operating priorities to drive the business forward. We believe we are now on course for steady growth in revenues, gross margin and Adjusted EBITDA,” said Steven Boal, CEO.

Boal added, “Retailers and brands are now moving quickly to drive omni-channel initiatives forward. This dynamic has created a tailwind for our growth, as CPGs plan to stop spending in offline free-standing inserts and aim to meet retailers’ asks for more digital marketing spend.”

Fourth Quarter 2019 Financial Results

  Total revenue was $118.5 million in Q4 2019, an increase of 11% over Q4 2018.
  GAAP net loss for Q4 2019 was $9.6 million, compared to GAAP net loss of $4.5 million in Q4 2018.
  Adjusted EBITDA was $11.5 million in Q4 2019, compared to $16.5 million in Q4 2018.
  Generated $1.8 million in cash from operations in Q4 2019, compared to $13.8 million in Q4 2018.

Full Year 2019 Financial Results

  Total revenue was $436.2 million in 2019, an increase of 13% over 2018.
  GAAP net loss for 2019 was $37.1 million, compared to GAAP net loss of $28.3 million in 2018.
  Adjusted EBITDA was $45.2 million in 2019, compared to $57.6 million in 2018.
  Generated $31.8 million in cash from operations in 2019, compared to $22.0 million in 2018.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

2019 Business Highlights

Expanded Retail Network and Shopper Demand

  Shopper demand on the Retailer iQ platform increased. The number of registrants on programs powered by Retailer iQ grew 24% over 2018 to 105 million with existing Retailer iQ partners. This demonstrates the strength of our retail partners’ digital initiatives as they continue to drive shopper registrants and engagement into their digital loyalty programs.
  Added Giant Eagle Advantage Media to the Retail Performance Media (RPM) network in early 2019.

Launched New Products and Partnerships

  Expanded Quotient Promotions with In-Lane Targeted Promotions at check out. For brands, it closely ties campaign performance results across important shopper touchpoints whether they are engaged in-store or on digital.
  Two retail partners added Sponsored Product Search, enabling brands to influence and drive sales within ecommerce.
  Launched Quotient Audiences in early 2019, expanding our proprietary syndicated and custom audience segments to brand buyers for sophisticated shopper targeting across networks.
  Signed agreement with Nielsen to deliver Quotient Audiences on Nielsen Marketing Cloud and provide data for their third-party measurement solutions. Nielsen is one of the largest third-party measurement firms within retail/CPG, and our strategic partnership validates the strength of our data.
  Released a market leading analytics dashboard for our customers to access and monitor performance results in mid-flight, understand key data points and build more impactful, strategic programs from the learnings of previous campaigns.

Acquired Ubimo, a Leading Data and Media Activation Company

  Through its demand-side platform (DSP), Ubimo brings best-in-class technology to further strengthen Quotient’s targeted digital media solutions, improve campaign performance and cost efficiencies, and accelerate the development of Quotient’s self-service platform.
  Additionally, Ubimo will provide a new partner base in the complementary Digital Out-of-Home (DOOH) market, a growing opportunity within CPG/retail. Magna Advertising forecasts revenues from DOOH to increase 20% in 2020.

Business Outlook

Starting on April 1, 2020 we will modify the way we deliver a portion of our media business and will no longer control certain services before they are transferred to our customers. This change will drive a portion of our media revenues to be recognized net of certain costs in Q2, Q3 and Q4 of 2020, whereas in FY2019 these revenues were recognized on a gross basis. As a result of these changes, we expect gross margins to increase, with no direct impact to our Net Income or Adjusted EBITDA.

Our Q1 2020 outlook, detailed below, is not impacted by these changes. Our full year 2020 outlook below reflects these changes and projects revenue from this portion of our media business on a net basis effective April 1, 2020. Had we not made these changes the projected 2020 revenues would have been approximately $33.0 million higher, which would have resulted in revenue growth of approximately 20% as compared to 2019.

As of today, Quotient is providing the following business outlook.

For the first quarter 2020, total revenue is expected to be in the range of $106.0 million to $109.0 million. Adjusted EBITDA for the first quarter of 2020 is expected to be in the range of $1.0 million to $3.0 million.

For the full year 2020, total revenue is expected to be in the range of $485.0 million to $495.0 million. Adjusted EBITDA for the full year 2020 is expected to be in the range of $58.0 million to $62.0 million. Adjusted EBITDA is expected to grow throughout the year with the fourth quarter Adjusted EBITDA margin forecasted to be in the high teens.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

The Company has posted prepared remarks and an earnings presentation on the Investor Relations section of the Company website at: http://investors.quotient.com/. Management will host a conference call and live webcast to discuss the highlights of the quarter and address questions today at 5:00 p.m. ET/ 2:00 p.m. PT.

Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (833) 227-5842, or outside the U.S. (647) 689-4069, with Conference ID# 3786324 at least five minutes prior to the 2:00 p.m. PT start time. The live webcast and all accompanying materials can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Quotient has presented Adjusted EBITDA in this press release because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain items of income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business as well as a useful comparison to peer companies. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, change in fair value of escrowed shares and contingent consideration, net, other income (expense) net, charges related to certain acquisition related costs, restructuring charges, impairment of capitalized software development costs, and Enterprise Resource Planning (“ERP”) Software implementation costs. We exclude these items because we believe that these items do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our current or past operating performance.

Quotient’s use of Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) interest and tax payments that may represent a reduction in cash available to Quotient; (iii) the effects of stock-based compensation, amortization of acquired intangible assets, interest expense, other income (expense) net, provision for (benefit from) income taxes, change in fair value of escrowed shares and contingent consideration, net, charges related to certain acquisition related costs, restructuring charges, impairment of capitalized software development costs, and ERP software implementation costs. Other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation of Net Loss to Adjusted EBITDA” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the first quarter and fiscal year 2020; the Company’s ability to grow revenues, gross margin and Adjusted EBITDA; developments with its solutions, partnerships, product launches; the benefits of the Ubimo acquisition; CPGs’ plans to stop spending in offline free-standing inserts; the impact of the Company’s shift to recognize certain media services on a net basis; the future demand and behavior of consumers, retailers and CPGs; and the Company’s future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to generate positive cash flow and become profitable; the amount and timing of digital marketing spend by CPGs and shifts in CPG spend in offline free-standing inserts; the Company’s ability to timely launch products; the Company’s ability to adapt to changing market conditions and data regulations, including the Company’s ability to adapt to changes in consumer habits and consumer data privacy concerns; the Company’s ability to negotiate fee arrangements with CPGs and retailers; the Company’s ability to maintain and expand the use by consumers of promotions and offers on its platforms; the Company’s ability to execute its media strategy; the Company’s ability to effectively manage its growth; the performance of the Company’s various solutions; the Company's ability to successfully integrate acquired companies into its business; the Company’s ability to develop and launch new services and features; CPGs’ receptivity to the Company’s packaged solutions; our expectations regarding growth drivers; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019 and future filings and reports by the Company. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology is the leading digital promotions, media and analytics company that delivers personalized digital coupons and ads – informed by proprietary shopper and online engagement data – to millions of shoppers daily. We use our proprietary Promotions, Media, Audience and Analytics Cloud Platforms and services to seamlessly target audiences, optimize performance, and deliver measurable, incremental sales for CPG and retail marketers. We serve hundreds of CPGs and retailers nationwide, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Ahold-Delhaize USA. Quotient is based in Mountain View, California, and has offices in Bangalore, Cincinnati, New York, Paris and London, and Tel Aviv. Visit www.quotient.com for more information.

Quotient, the Quotient logo and Ubimo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$224,764	$302,028
Short-term investments	—	20,738
Accounts receivable, net	125,304	112,108
Prepaid expenses and other current assets	22,026	10,044
Total current assets	372,094	444,918
Property and equipment, net	13,704	15,579
Intangible assets, net	69,752	81,724
Goodwill	128,427	118,821
Other assets	7,961	1,311
Total assets	$591,938	$662,353
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,116	$17,060
Accrued compensation and benefits	15,232	13,107
Other current liabilities	50,032	53,255
Deferred revenues	10,903	8,686
Contingent consideration related to acquisitions	27,000	—
Total current liabilities	122,283	92,108
Other non-current liabilities	7,119	3,622
Contingent consideration related to acquisitions	9,220	28,963
Convertible senior notes, net	166,157	155,719
Deferred tax liabilities	1,937	1,854
Total liabilities	306,716	282,266

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	671,060	703,023
Accumulated other comprehensive loss	(916)	(844)
Accumulated deficit	(384,923)	(322,093)
Total stockholders’ equity	285,222	380,087
Total liabilities and stockholders’ equity	$591,938	$662,353

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$118,532	$107,056	$436,160	$386,958
Costs and expenses:
Cost of revenues (1)	72,219	60,935	263,606	206,230
Sales and marketing (1)	27,541	22,944	101,244	90,086
Research and development (1)	10,771	10,151	39,076	46,873
General and administrative (1)	14,227	14,311	58,328	49,805
Change in fair value of escrowed shares and contingent consideration, net	519	1,148	1,571	13,190
Total costs and expenses	125,277	109,489	463,825	406,184
Loss from operations	(6,745)	(2,433)	(27,665)	(19,226)
Interest expense	(3,539)	(3,404)	(13,955)	(13,411)
Other income (expense), net	1,009	1,326	5,223	4,801
Loss before income taxes	(9,275)	(4,511)	(36,397)	(27,836)
Provision for income taxes	285	(15)	660	482
Net loss	$(9,560)	$(4,496)	$(37,057)	$(28,318)

Net loss per share, basic and diluted	$(0.11)	$(0.05)	$(0.41)	$(0.30)

Weighted-average shares used to compute net loss per share, basic and diluted	89,123	94,262	91,163	93,676

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cost of revenues	$521	$625	$2,193	$2,315
Sales and marketing	1,816	1,572	6,812	6,596
Research and development	1,225	540	4,804	6,137
General and administrative	4,883	4,194	18,328	16,338
Total stock-based compensation	$8,445	$6,931	$32,137	$31,386

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018
	(unaudited)
Cash flows from operating activities:
Net loss	$(37,057)	$(28,318)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,437	25,041
Stock-based compensation	32,137	31,386
Amortization of debt discount and issuance cost	10,438	9,898
Restructuring charge related to facility exit costs	—	1,057
Allowance for doubtful accounts	1,227	509
Deferred income taxes	660	482
Change in fair value of escrowed shares and contingent consideration, net	1,571	13,190
Impairment of capitalized software development costs	3,579	—
Other non-cash expenses	2,392	207
Changes in operating assets and liabilities:
Accounts receivable	(7,142)	(26,032)
Prepaid expenses and other current assets	(11,145)	(861)
Accounts payable and other current liabilities	(62)	6,449
Payments for contingent consideration	—	(9,700)
Accrued compensation and benefits	1,567	(1,287)
Deferred revenues	2,216	27
Net cash provided by operating activities	31,818	22,048

Cash flows from investing activities:
Purchases of property and equipment	(9,021)	(6,077)
Purchases of intangible assets	(14,811)	(20,545)
Acquisitions, net of cash acquired	(13,730)	(33,661)
Purchases of short-term investments	—	(75,120)
Proceeds from maturity of short-term investment	20,738	114,284
Net cash used in investing activities	(16,824)	(21,119)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	5,017	7,495
Payments for taxes related to net share settlement of equity awards	(9,838)	(11,658)
Repurchases and retirement of common stock under share repurchase program	(87,097)	(14,285)
Principal payments on promissory note and capital lease obligations	(317)	(310)
Payments for contingent consideration	—	(14,800)
Net cash used in financing activities	(92,235)	(33,558)
Effect of exchange rates on cash and cash equivalents	(23)	22
Net decrease in cash and cash equivalents	(77,264)	(32,607)
Cash and cash equivalents at beginning of period	302,028	334,635
Cash and cash equivalents at end of period	$224,764	$302,028

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss	$(9,560)	$(4,496)	$(37,057)	$(28,318)
Adjustments:
Stock-based compensation	8,445	6,931	32,137	31,386
Depreciation, amortization and other (1)	9,268	10,809	39,107	32,262
Change in fair value of escrowed shares and contingent consideration, net	519	1,148	1,571	13,190
Interest expense	3,539	3,404	13,955	13,411
Other (income) expense, net	(1,009)	(1,326)	(5,223)	(4,801)
Provision for income taxes	285	(15)	660	482

Total adjustments	$21,047	$20,951	$82,207	$85,930

Adjusted EBITDA	$11,487	$16,455	$45,150	$57,612

(1) For the three and twelve months ended December 31, 2019, Other includes restructuring charges of zero and $4.3 million, respectively, and certain acquisition related costs of $1.1 million and $3.4 million, respectively. For the three and twelve months ended December 31, 2018, Other includes: restructuring charges of $1.7 million and $4.4 million, respectively, certain acquisition related costs of $1.3 million and $2.8 million, respectively, and ERP software implementation costs related to service agreements of zero and $0.05 million, respectively.

Contacts

Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com

Media Contact:
Randy Zane
press@quotient.com